Exhibit 99.3

HONGKONG HEYU CAPITAL LIMITED

FINANCIAL STATEMENTS

December 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HongKong Heyu Capital Limited.

We have audited the balance sheet of HongKong Heyu Capital Limited (the “Company”) as of December 31, 2013, and the related statement of operations, changes in stockholders' equity and cash flows for the period from June 27, 2013 (inception) to December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and the result of its operations and its cash flows for the period from June 27, 2013 (inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States.

The financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred an accumulated deficit of $1,926,919 from inception to December 31, 2013. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Anton & Chia, LLP

February 9, 2015

Newport Beach, California

HEYU CAPITAL LIMITED

BALANCE SHEET

December 31, 2013
Current Assets:
Cash	$452,723
Amount due from related party
38,672

Total current assets	$491,395

Prepayment	1,000

Total assets	$492,395

Other payable	79,977

Total liabilities	79,977

Shareholders’ equity:
Share capital	2,338,042

Retained earnings	(1,926,919)
Accumulated other comprehensive income	1,295

Total shareholders’ equity	$412,418
Total shareholders’ equity and liabilities	$492,395

The accompanying notes form an integral part of these financial statements.

HEYU CAPITAL LIMITED

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the period from June 27, 2013 (Inception) to December 31, 2013

Revenue	$-
Cost of revenue	-
-
Operating costs and expenses:
Operating expenses	1,925,953

Finance expenses	966

Loss before income taxes	(1,926,919)
Income tax expense	-

Net loss	$(1,926,919)

Other comprehensive loss

Foreign currency translation adjustment	1,295
Comprehensive loss	$(1,925,624)

The accompanying notes form an integral part of these financial statements.

HEYU CAPITAL LIMITED

STATEMENTS OF SHAREHOLDERS' EQUITY

	Share Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity

Balance, December 31, 2012	-	-	-	-

Shareholder contribution	2,338,042	-	-	2,338,042
Net loss for 2013	-	(1,926,919)	-	(1,926,919)
Foreign exchange gain/(loss)	-	-	1,295	1,295

Balance, December31, 2013	$2,338,042	$(1,926,919)	$1,295	$412,418

The accompanying notes form an integral part of these financial statements.

HEYU CAPITAL LIMITED

STATEMENTS OF CASH FLOWS

For the period from June 27, 2013 (Inception) to December 31, 2013

Operating activities
Net loss	$(1,926,919)

Changes in operating assets and liabilities:
Prepayment	(1,000)
Other Payable	79,977
Net cash (used in) operating activities	(1,847,942)

Cash flows from investing activity
Amount due from a related party	(38,672)

Net cash (used in) investing activity	(38,672)

Cash flows from financing activity
Capital contribution from shareholder	2,338,042

Net cash flow provided by financing activity	2,417,980

Effect of exchange rate changes on cash	1,295

Net increase in cash	452,723

Cash at the end of the year	$452,723

The accompanying accounting policies and explanatory notes form an integral part of the financial statement

HONG KONG HEYU CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

1.	Business organization description

Heyu Capital Limited ("Heyu"and "the Company") was incorporated on June 27, 2013 under the laws of Hong Kong (Special Administrative Region of the PRC) to engage in investment holding, but not limited to, the business of holding, investing, developing, dealing in and managing hotel and entertainment business or interest therein in any countries. The fiscal financial year end of company is December 31.

Ang Ban Siong was named as Sole Director of the Company and serves as its Chief Executive Officer. The company issued 40,000,000 shares and total paid up capital of $2,417,980 as of December 31, 2013, Ang Ban Siong takes 100% of the equity interest in the Company.

Going Concern

The Company has sustained operating losses of $1,926,919 since inception. The Company’s continuation as a going concern is dependent on management’s ability to develop profitable operations, and / or obtain additional financing from its stockholders and / or other third parties.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

If management projections are not met, the Company may have to reduce its operating expenses and to seek additional funding through debt and/or equity offerings.

2.	Summary of Principal Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes, including allowance for doubtful accounts, the useful lives of property and equipment and intangible assets, impairment of long-lived assets, and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

HONG KONG HEYU CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

Cash

Cash consist of cash on hand and bank deposits, which are unrestricted to withdrawal and use. The Company has cash of $452,723 as of December 31, 2013.

Income Tax

We have implemented certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertain tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. We adopted the provisions of ASC 740 and have analyzed filing positions in each Hong Kong jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the Hong Kong as our “major” tax jurisdiction. Generally, we remain subject to Hong Kong examination of our income tax returns annually.

We believe that our income tax positions and deductions will be sustained by an audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. In addition, we did not record a cumulative effect adjustment, related to the adoption of ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Concentration of risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with high quality banking institutions. The Company didn’t have cash balances in excess of the Federal Deposit Insurance Corporation limit as of December 31, 2013. And the Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Fair Value

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

HONG KONG HEYU CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

Level 3 inputs are unobservable inputs for the asset or liability.

The Company monitors the market conditions and evaluates the fair value hierarchy levels at least quarterly. For any transfers in and out of the levels of the fair value hierarchy, the Company elects to disclose the fair value measurement at the beginning of the reporting period during which the transfer occurred.

Foreign currency translation

The functional and reporting currency of the Company is the United States dollar ("U.S. dollar"). The financial records of the Company located in the Hong Kong are maintained in their local currency, Hong Kong Dollar (“HKD”), which are the functional currency of the entity.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Retained earnings and equity are translated using the historical rate. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive loss

Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income requires that all items are required to be recognized under current accounting standards as components of comprehensive loss are reported in a financial statement that is displayed with the same prominence as other financial statements. For the periods presented, the Company’s comprehensive loss includes net loss and foreign currency translation adjustments and is presented in the statements of operations and comprehensive loss

Recent Accounting Pronouncement-Adopted

In February 2013, the FASB issued an authoritative pronouncement related to reporting of amounts reclassified out of accumulated other comprehensive income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under US GAAP.

The new amendments will require an organization to:

•          Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income—but only if the item reclassified is required under US GAAP to be reclassified to net income in its entirety in the same reporting period.

•          Cross-reference to other disclosures currently required under US GAAP for other reclassification items (that are not required under US GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

HONG KONG HEYU CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The company adopted this pronouncement which did not have a significant impact on its financial statement.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows, and stockholders’ equity. The amendments in ASU 2014-10 will effective prospectively for annual reporting periods begin after December 15, 2014, and interim periods within those annual periods. However, early adoption is permitted. The Company adopted ASU 2014-10 during the year ended December 31, 2013, thereby no longer presenting or disclosing any information required by Topic 915.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. ASU 2014-15 is effective for the Company for our fiscal year ending October 31, 2017. Early adoption is permitted. The company adopted this pronouncement which did not have a significant impact on its financial statements.

3.	Income Tax

Hong Kong

Heyu Capital Limited is subject to Hong Kong profit tax at a rate of 16.5% in2013. No Hong Kong profit tax has been provided as the Company has not had assessable profit that was earned in or derived from Hong Kong during the years presented. The net operating loss is $1,926,919, valuation allowance has been tally provided to the deferred tax assets attributable to net operating loss since it is more likely-than-not it will not utilize the net operating losses carried forward as it does not expect to generate sufficient taxable income in future or the amount involved is not significant.

4.	Contingencies

There are no legal proceedings against the Company is unaware of such proceedings contemplated against it, which believe no material adverse effect on the financial statements.

HONG KONG HEYU CAPITAL LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

5.	Related Party Transactions

Details of outstanding balances with the Company related parties as of December 31, 2013 were as follows:

Due from related party

Amount due from a related party is related to the leasehold improvement paid on behalf for a related company during the year as follow:

As at December 31, 2013

Xiamen Heyu Meeting Co Limited	$38,672

(a)	Related party transaction

The shareholder has paid $2,417,980 for capital contribution during the year.

As at December 31, 2013

Ang Ban Siong ( Capital Contribution)	$2,417,980

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